Exhibit 10

SIXTH AMENDMENT TO FINANCING AGREEMENT

THIS SIXTH AMENDMENT TO FINANCING AGREEMENT, dated as of June 30, 2006 (this “Amendment”), is made between CYBEX INTERNATIONAL, INC., a New York corporation (the “Borrower”), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”).

RECITALS:

A. The Borrower and CIT are parties to that certain Financing Agreement, dated as of July 16, 2003, as amended (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”), pursuant to which, among other things, CIT extended to the Borrower a revolving credit and term loan facility.

B. The Borrower has requested that the Financing Agreement be amended.

C. CIT has agreed to such request, upon the terms and subject to the conditions and limitations set forth herein, and, to accomplish the foregoing, the Borrower and CIT have agreed to execute this Amendment.

D. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby, unless otherwise defined herein.

AGREEMENTS:

Accordingly, in consideration of the premises and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 The definitions of “Anniversary Date”, “Applicable Margin” and “Early Termination Fee” Section 1 of the Financing Agreement, Definitions, are hereby amended in their entirety to read as follows:

“Anniversary Date shall mean June 30, 2009 and the same date in every year thereafter.”

“Applicable Margin shall mean the appropriate applicable percentage corresponding to Fixed Charge Coverage Ratio in effect as of the most recent Calculation Date:

Tier	Fixed Charge Coverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin For Chase Bank Rate Loans
		Revolving Loans	Revolving Loans
I	Less than 1.2 to 1.0	2.50%	0.50%
II	Equal to or greater than 1.2 to 1.0 but less than 1.4 to 1.0	2.00%	0.00%
III	Greater than or equal to 1.4 to 1.0	1.75%	-0.25%

The Applicable Margin shall be determined and adjusted quarterly on the first day of the month immediately following the receipt by CIT of the financial information for the preceding fiscal quarter in accordance with Paragraph 7.8(b) of Section 7.8 (each a “Calculation Date”); provided, however, that if the Company fails to provide any financial statements for any fiscal quarter within the time period set forth herein, the Applicable Margin from the Calculation Date applicable to such fiscal quarter shall be based on Tier I until such time as such financial statements are provided, whereupon the Applicable Margin shall be determined as set forth above. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.”

“Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by (x) one percent (1%) if the Early Termination Date occurs on or before June 30, 2007; (y) one half of one percent (0.50%) if the Early Termination Date occurs on or before June 30, 2008; and (z) zero percent (0%) if the Early Termination Date occurs thereafter.”

1.2 Paragraph 8.3 of Section 8 of the Financing Agreement, Interest, Fees and Expenses, is hereby deleted in its entirety and the following inserted in lieu thereof:

“8.3 In consideration of the Letter of Credit Guaranty of CIT, the Company shall pay CIT the Letter of Credit Guaranty Fee which shall be an amount equal to (a) two percent (2.0%) on the face amount of each documentary Letter of Credit payable upon issuance thereof and (b) two percent (2.0%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.”

1.3 The Financing Agreement and each of the other Loan Documents are amended to provide that any reference to the Financing Agreement in the Loan Documents or any of the other Loan Documents shall mean the Financing Agreement as previously amended and as amended by this Amendment, and as it may be further amended, modified, restated or supplemented from time to time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to CIT as follows:

2.1 Compliance with Financing Agreement and Other Loan Documents. After giving effect to this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the Financing Agreement and in the other Loan Documents to be observed or performed by the Borrower.

2.2 Representations in Financing Agreement and Other Loan Documents. The representations and warranties of the Borrower set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects.

2.3 No Event of Default. No Default or Event of Default exists under the Financing Agreement and the other Loan Documents.

2.4 Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its agreements and obligations under this Amendment and the Financing Agreement (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate action of the Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) do not conflict with the terms of any provision of the corporate charter or by-laws of the Borrower, or any material agreement or other material instrument binding upon the Borrower.

2.5 Binding Obligation. This Amendment and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

2.6 Corporate Documents. The articles of incorporation or other charter document and the bylaws of each of the Borrower and the Guarantors have not been amended or modified since the Closing Date.

ARTICLE III

CONDITIONS PRECEDENT

This Amendment shall become effective and be deemed effective as of the date hereof (the “Sixth Amendment Effective Date”) upon the satisfaction by the Borrower or waiver by CIT of the following conditions precedent:

(a) Receipt by CIT of this Amendment, duly executed by the Borrower, and consented to by each of the Guarantors;

(b) No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Borrower or the Guarantors or their respective subsidiaries;

(c) Receipt by CIT of such other documents, instruments, and agreements as CIT and its counsel may reasonably request.

ARTICLE IV

MISCELLANEOUS

4.1 Full Force and Effect. As expressly amended hereby, the Financing Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement, “hereinafter”, “hereto”, “hereof” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement as amended by this Amendment.

4.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

4.4 Expenses. The Borrower shall reimburse CIT for all reasonable legal fees (including fees for the use of CIT’s in-house counsel) and expenses, all recordation, filing, and other fees and expenses incurred by CIT in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents or contemplated hereby.

4.5 Headings. The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

4.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND CIT EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Executive Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ John McIntyre
Name:	John McIntyre
Title:	Vice President

CONSENT OF GUARANTORS

Each of the undersigned (individually, a “Guarantor” and, collectively, the “Guarantors”), a Guarantor of all of the indebtedness, obligations or liabilities of Cybex International, Inc., a New York corporation, to The CIT Group/Business Credit, Inc., a New York corporation (“CIT”), pursuant to that certain Guaranty, dated July 16, 2003, executed by each of the Guarantors in favor of CIT, does hereby acknowledge receipt of a copy of the within and foregoing Sixth Amendment to Financing Agreement, dated as of the same date hereof, and, in connection therewith, hereby consents to the execution, delivery and performance thereof and agrees that nothing contained therein nor in any document, instrument or other agreement required or contemplated thereby, shall alter, discharge, release, cancel or impair the duties and obligations of such Guarantor under the Guaranty and that the Guaranty shall continue to remain in full force and effect, enforceable against such Guarantor in accordance with its terms, without any right of offset, deduction, defense or counterclaim in favor of such Guarantor against CIT.

IN WITNESS WHEREOF, each of the Guarantors has executed this Consent under seal as of the day and year first above written.

CYBEX CAPITAL CORPORATION

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Vice-President

Signed as a deed by CYBEX INTERNATIONAL UK LIMITED acting by:

Director	/s/ John Aglialoro

Director	/s/ Arthur W. Hicks, Jr.